Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 23, 2010

among

ALLOY, INC.,

ALLOY MEDIA HOLDINGS, L.L.C.

and

LEXINGTON MERGER SUB INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 23, 2010 by and among Alloy, Inc., a Delaware corporation (the “Company”), Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), and Lexington Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors or Managing Member of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, (i) certain stockholders of the Company are entering into a voting agreement with Parent simultaneously with the execution of this Agreement (the “Voting Agreement”), whereby, among other things, such stockholders have agreed to vote their shares representing, in the aggregate, 25% of the shares of the Company outstanding as of the date hereof in favor of the approval and adoption of this Agreement and (ii) certain stockholders of the Company have executed the Rollover Commitment Letters (as defined below) simultaneously with the execution of this Agreement, whereby, such stockholders will exchange Rollover Shares (as defined below) for equity interests in Parent; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide, written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company; provided, however, that any Excluded Transaction shall not constitute a Company Acquisition Proposal.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of January 31, 2010 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means January 31, 2010.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Scheduled Contract” means each contract or agreement filed or incorporated by reference as an exhibit to the Company 10-K pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stock Plans” means (i) the Alloy, Inc. Amended and Restated 2007 Employee Director and Consultant Stock Incentive Plan, (ii) the Alloy, Inc. Amended and Restated 2002

Restricted Stock and Non-Qualified Stock Option Plan, (iii) the Alloy, Inc. Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, (iv) the iTurf Inc. Amended and Restated 1999 Stock Incentive Plan, (v) the Alloy, Inc. 1999 Employee Stock Purchase Plan and (vi) the dELiA*s Inc. 1998 Stock Incentive Plan.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2010.

“Copyrights” has the meaning specified in the definition of “Intellectual Property Rights.”

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Domain Names” has the meaning specified in the definition of “Intellectual Property Rights.”

“Environmental Laws” means any Applicable Laws or any agreement with any Person relating to human health and safety, the environment or to any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Transaction” means (i) any acquisition or purchase, direct or indirect, of any portion of the assets of, or any equity interest in, any of the Company’s businesses or assets which are solely related to the Company’s “FrontLine” business or (ii) any transaction offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, of any portion of the assets of, or any equity interest in, any of the Company’s businesses or assets which are solely related to the uniform resource locator (“URL”) designations relating to the business conducted by the Company’s “dELiA*s” business.

“FrontLine Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of June 7, 2010, by and among Acosta, Inc., Acosta Frontline, LLC, Alloy Media, LLC, and the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral or similar forum.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means all intellectual property rights of any kind, including (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”); (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (“Patents”); (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”); (iv) all domain name registrations (“Domain Names”); (v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public, (“Trade Secrets”), which include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing; (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable (“Inventions”); (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of any of the Company, its Subsidiaries or the business of the Company or any of its Subsidiaries as currently conducted; (viii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine-readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) ((A)-(C), collectively, “Software”); (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and (x) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

“Intervening Event” means a material event, development or change in circumstances that was not known to the Board of Directors of the Company on the date hereof (or if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of the date hereof), which material event, development or change in circumstances or any material consequences thereof, becomes known to or understood by the Board of Directors of the Company prior to the Company Stockholder Meeting.

“Inventions” has the meaning specified in the definition of “Intellectual Property Rights.”

“knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the officers of the Company set forth in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals set forth on Exhibit A hereto.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means any effect, circumstance, change, event or development, individually or in the aggregate, that has a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from

(A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company and its Subsidiaries operate that affect the industries in which the Company and its Subsidiaries conduct their business (including changes in interest rates or the availability of credit financing, changes in exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its Subsidiaries operate), so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate,

(B) changes required by GAAP or other accounting standards or regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company and its Subsidiaries operate,

(C) changes (including changes of Applicable Law) or conditions generally affecting the industries or markets in which the Company and its Subsidiaries operate, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate,

(D) changes in national or international political conditions, including any engagement in hostilities or the occurrence of any acts of war, sabotage or terrorism or natural disasters in the United States occurring after the date of this Agreement, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate,

(E) the announcement of, or entry into, this Agreement or the consummation of the transactions contemplated hereby (including the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and any impact on employees, to the extent caused by the pendency or the announcement of the transactions contemplated hereby),

(F) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending on or after the date of this Agreement (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect),

(G) a change in the trading prices or volume of the Company Stock (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect),

(H) any action taken (or omitted to be taken) as expressly required by this Agreement or at the request of Parent,

(I) an Excluded Transaction, or

(J) such other matters as set forth in Section 4.11 of the Company Disclosure Schedule.

“Patents” has the meaning specified in the definition of “Intellectual Property Rights.”

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, (iii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP, (iv) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (v) Liens which do not materially detract from the value or materially interfere with any present or intended use of any property or assets of the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Software” has the meaning specified in the definition of “Intellectual Property Rights.”

“Stockholder Rights Agreement” means that certain Stockholder Rights Agreement, dated as of April 14, 2003, by and between the Company and American Stock Transfer & Trust Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property Rights.”

“Trademarks” has the meaning specified in the definition of “Intellectual Property Rights.”

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Company Recommendation Change	Section 6.03(a)
Action	Section 4.13
Agreement	Preamble
Alternative Debt Financing	Section 8.09(c)
Alternative Debt Financing Agreement	Section 8.09(c)
Alternative Debt Financing Commitment	Section 8.09(c)
Certificates	Section 2.03(a)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Acquisition Proposal Expense Reimbursement	Section 11.04(b)(ii)
Company Board Recommendation	Section 4.02(b)
Company Restricted Share	Section 2.04(b)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Stock Option	Section 2.04(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)(i)
Confidentiality Agreement	Section 6.04(b)
Continuing Employee(s)	Section 7.03(a)
Debt Financing	Section 5.08(a)

Term	Section
Debt Financing Agreements	Section 8.09(a)
Debt Financing Commitment	Section 5.08(a)
D&O Insurance	Section 7.02(c)
Dissenting Shares	Section 2.06
DOJ	Section 8.02(a)
DOL	Section 4.18(d)
Effective Time	Section 2.01(c)
e-mail	Section 11.01
Employee Plans	Section 4.18(a)
Employment Term Sheets	Section 5.12
Equity Financing	Section 5.08(a)
Equity Financing Commitment	Section 5.08(a)
Exchange Agent	Section 2.03(a)
Filed Company SEC Documents	Article 4
Financing	Section 5.08(a)
Financing Commitments	Section 5.08(a)
FTC	Section 8.02(a)
Guarantee	Section 5.11
Guarantor	Section 5.11
Indemnified Person	Section 7.02(a)
IRS	Section 4.18(d)
Material Contract	Section 4.20(a)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
No-Vote Expense Reimbursement	Section 11.04(f)
Option Consideration	Section 2.04(a)
Outside Date	Section 10.01(b)(i)
Owned Intellectual Property Rights	Section 4.15(a)
Parent	Preamble
Parent Disclosure Schedule	Article 5
Parent Employee Plan	Section 7.03(a)
Parent Material Adverse Effect	Section 5.01(a)
Parent Termination Fee	Section 11.04(b)(iii)
Proxy Statement	Section 4.10
PTO	Section 4.15(c)(i)
Representatives	Section 6.03(a)
Restricted Stock Consideration	Section 2.04(b)
Rollover Commitment Letters	Section 2.04(b)
Rollover Shares	Section 2.04(b)
Schedule 13E-3	Section 4.10
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 2.01(a)
Tax	Section 4.16(m)
Taxing Authority	Section 4.16(m)

Term	Section
Tax Return	Section 4.16(m)
Uncertificated Shares	Section 2.03(a)
Voting Agreement	Recitals
Warrants	Section 2.05

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. EDT in New York City at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the parties hereto and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02 Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), Section 2.04 or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $9.80 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time and each share of Company Stock held by any Subsidiary of the Company shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). As of or prior to the Effective Time, Parent shall make available to the Exchange Agent, as needed, the aggregate Merger Consideration to be paid pursuant to Section 2.02. Promptly after the Effective Time (but not later than five (5) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock as of the Effective Time a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be canceled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.06 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(g) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

Section 2.04 Stock Options and Restricted Shares.

(a) By virtue of the Merger, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested (a “Company Stock Option”) shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 2.08, be entitled to receive, from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holder), an amount in cash equal to the product of (i) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Stock subject to such fully vested and exercisable Company Stock Option as in effect immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration shall be paid in a lump sum promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled and have no further force or effect. As soon as practicable following the execution of this Agreement, the Company shall provide written notice to each person who is a holder of Company Stock Options describing the treatment of and, if applicable, payment for such Company Stock Options pursuant to this Section 2.04(a) and providing instructions for obtaining payment for such Company Stock Options.

(b) By virtue of the Merger, each restricted share of Company Stock, which is outstanding immediately prior to the Effective Time (a “Company Restricted Share”), other than any such Company Restricted Share that is a Rollover Share (for the avoidance of doubt and notwithstanding anything to the contrary in the Agreement, Rollover Shares shall not be entitled to receive any Restricted Stock Consideration or Merger Consideration, as applicable), shall, to the extent not vested, vest as of the Effective Time, and at the Effective Time, each holder of such Company Restricted Share shall, subject to Section 2.08, be entitled to receive, from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders), an amount in cash equal to the Merger Consideration in cancellation of each share of Company Restricted Share previously held (the “Restricted Stock Consideration”). The Restricted Stock Consideration shall be paid in a lump sum promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time). As soon as practicable following the execution of this Agreement, the Company shall provide written notice to each person who is a holder of Company Restricted Shares describing the treatment of and, if applicable, payment for such

Company Restricted Shares pursuant to this Section 2.04(b) and providing instructions for obtaining payment for such Company Restricted Shares. For purposes of this Agreement, “Rollover Shares” shall include the Company Restricted Shares that are subject to cancellation in exchange for membership units of Parent, pursuant to those certain mutually binding rollover commitment letters entered into by and between the Company and those other parties appearing on the signature pages thereto (i) as of the date hereof and (ii) as may be entered into, subject to the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), subsequent to the date hereof (collectively, the “Rollover Commitment Letters”), pursuant to the terms and conditions set forth therein.

(c) Prior to the Effective Time, the Company shall take such actions as are reasonably necessary to give effect to the transactions contemplated by this Section 2.04, including, without limitation, (i) adopting appropriate resolutions, (ii) preventing the commencement of any new offering periods under the Company’s 1999 Employee Stock Purchase Plan, and (iii) taking all actions necessary to terminate the Company Stock Plans.

Section 2.05 Treatment of Warrants. On or prior to the Effective Time, the Company shall use commercially reasonable efforts to cancel each warrant to purchase Company Stock that is listed on Section 2.05 of the Company Disclosure Schedule (collectively, the “Warrants”).

Section 2.06 Dissenting Shares. Notwithstanding Section 2.03, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the applicable provisions of Delaware Law. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.07 Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of Merger Subsidiary until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.02 Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (x) as disclosed in any Company SEC Document filed after January 31, 2009 and before the date of this Agreement (the “Filed Company SEC Documents”), other than disclosure in such Company SEC Documents (as defined below) referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed Company SEC Documents which are forward-looking in nature, or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets it purports to own and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Where applicable as a legal concept, the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws, or other organizational documents, of the Company as amended and in effect as of the date hereof and is not in violation in any material respect of any of the provisions contained in such documents.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder and consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and authority and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement and each other instrument required hereby to be executed and delivered by the Company has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

(b) At a meeting duly called and held, the Company’s Board of Directors or an authorized committee thereof has by the unanimous vote of all members of the Company’s Board of Directors or an authorized committee thereof (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and the performance by the Company of its covenants and obligations hereunder, and declared its advisability in accordance with Delaware Law, and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”), and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action, consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or any stock market or stock exchange on which shares of Company Stock are listed for trading, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate corresponding documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other applicable foreign antitrust law, (iii) filings required under, and compliance with any applicable requirements of, the 1933 Act and 1934 Act, and any other applicable state or federal securities laws, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (iv) any filings required by, and any approvals required under, the rules and policies of The NASDAQ Stock Market and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws or other organizational document of any of the Subsidiaries of the Company, in each case as in effect as of the date hereof, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent, waiver or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, modification or acceleration under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock, $0.01 par value, and 10,000,000 shares of preferred stock, par value $0.01 per share. Each share of Company Stock carries with it an associated share purchase right issued pursuant to the Stockholder Rights Agreement, which entitles the holder thereof to purchase, upon the occurrence of certain events, one one-hundredth of a share of Series C Junior Participating Preferred Stock. As of June 21, 2010, (i) 12,866,217 shares of Company Stock were issued and outstanding (excluding treasury stock), (ii) 2,441,924 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $10.01 per share (of which Company Stock Options to purchase an aggregate of 1,643,425 shares of Company Stock were exercisable), (iii) 1,249,532 Company Restricted Shares were issued and outstanding and remain subject to forfeiture and (iv) no shares of Company preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound. Section 4.05(a) of the Company Disclosure Schedule sets forth, as of June 21, 2010 (i) a complete and correct list of each outstanding Company Stock Option, including the holder, date of grant, vesting schedule, number of shares of Company Stock subject thereto, and in the case of each outstanding Company Stock Option, the exercise price therefor and (ii) a complete and correct list of each outstanding Company Restricted Share, including the holder, date of grant and the vesting schedule. Each Company Stock Option (A) was validly issued in all material respects in compliance with all applicable law and properly approved by the Company’s Board of Directors (or a duly authorized committee or subcommittee thereof), and (B) had, on the date of grant, an exercise price of no less than the fair market value (as determined under the applicable Company Stock Plan) of the shares subject to such Company Stock Option. As of the date of this Agreement, there are no outstanding options or rights to purchase Company Stock under the Company’s 1999 Employee Stock Purchase Plan.

(b) Except as set forth in this Section 4.05 and for changes since June 21, 2010 resulting from the exercise of Company Stock Options outstanding on such date, other than the Warrants, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”). Except as set forth in the Warrants, there are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any obligation binding on the Company to grant or extend such rights. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. As of the date hereof, an aggregate of 254,822.75 shares of Company Stock are subject to issuance upon exercise of the Warrants, all of which are reserved for issuance upon such exercise. The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company shareholders may vote. The Company Stock constitutes the only outstanding class of securities of the Company registered under the 1933 Act or the 1934 Act.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, has been duly authorized and validly issued, fully paid and nonassessable and is owned by the Company, directly or indirectly, free and clear of any Lien, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (ii) warrants, calls, options, equity securities, rights, commitments or other rights or agreements of any character to which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, any capital stock or other equity or voting interests of any of the Company’s Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such warrant, call, option, equity security, right, commitment or agreement or other similar contract relating to any capital stock of, or other equity or voting interest (including any voting debt) including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company’s Subsidiaries (the items in clauses (i) through (ii) being referred to collectively as the “Company Subsidiary Securities”), other than any of the foregoing owned or held by the Company and/or a Subsidiary of the Company. There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, other than any of the foregoing owned or held by the Company and/or a Subsidiary of the Company.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in (and neither the Company nor any of its Subsidiaries has any obligation to make an investment in or capital contribution to) any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

Section 4.07 SEC Filings.

(a) The Company has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 31, 2008 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, including those that the Company may file after the date hereof until the Closing, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied, or will comply when filed, as to form in all material respects with the applicable requirements of the 1933 Act, 1934 Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1933 Act or 1934 Act did not, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letter received from the SEC and (ii) the Company has not received written notice that any of the Company SEC Documents is the subject of ongoing SEC review that is still pending.

(e) No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the 1934 Act.

(f) The Company is in material compliance with the applicable listing, corporate governance rules and regulations and other rules and regulations of The NASDAQ Stock Market.

(g) The Company and its Subsidiaries have established and maintained a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Company and its Subsidiaries, required to be included in reports under the 1934 Act, is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. The Company’s chief executive officer and chief financial officer have made, with respect to the Company SEC Documents, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any related notes or schedules) of the Company included (or incorporated by reference) in the Company SEC Documents (i) fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of their operations and cash flows and statements of shareholders equity for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements), (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the 1934 Act) and (iii) complied as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such financial statements included in or incorporated by reference in the Company SEC Documents.

Section 4.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (a) disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (c) incurred in connection with the transactions contemplated by this Agreement and (d) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Information Supplied. The information supplied by the Company for inclusion in (a) the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) and (b) a Rule 13E-3 transaction statement on Schedule 13E-3 (“Schedule 13E-3”), or any amendment or supplement thereto, shall not, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the 1934 Act. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after it becomes aware thereof, inform Parent and Merger Subsidiary of such fact or event.

Section 4.11 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

(a) any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture, cancellation or exercise of equity based awards, options and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(c) any material change in any method or principle of accounting or accounting practice by the Company or any Subsidiary, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act;

(d) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose current annual base salary exceeds $150,000, or any individual independent contractor of the Company or any of its Subsidiaries who has been paid more than $150,000 in the past fiscal year, (i)(A) any grant of any new or any material increase of any severance or termination pay (or any amendment to any existing severance pay or termination arrangement), except for increases in the ordinary course of business consistent with past practice or (B) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment, adoption or amendment, except as required by Applicable Law, to any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) any increase in compensation, bonus or other benefits payable to any employee (other than an officer or director) or to any individual independent contractor who has been paid more than $150,000 in the past fiscal year, except for increases in the ordinary course of business consistent with past practice or (v) any loan or advance of money or other property made to any director, officer or employee of the Company or any of its Subsidiaries (other than routine advances to employees for business expenses in the ordinary course of business in an amount not exceeding $20,000 to any such individual);

(e) any material Tax election made or changed, any material method of tax accounting adopted or changed, or any material Tax claim, audit or assessment settled or compromised, any extension or waiver of the statute of limitations with respect to a material assessment or determination of Taxes, or any closing agreement with respect to any material Tax liability agreed to, or any right to claim a material Tax refund surrendered;

(f) any sale, lease, license, lapse, transfer or disposal of any asset, security, right (including Intellectual Property Right), property, interest or business other than (x) in the ordinary course of business consistent with past practice or (y) pursuant to an Excluded Transaction; or

(g) any claim for indemnity made against the Company or any of its Subsidiaries pursuant to the FrontLine Asset Purchase Agreement that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $180,000.

Section 4.12 Compliance with Laws.

(a) The Company and each of its Subsidiaries is and since January 31, 2008 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been given written notice of any violation of, any Applicable Law (including, without limitation, any Applicable Law, internal or posted policy or agreement relating to privacy, data security and personal information), and to the knowledge of the Company no Action has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Applicable Law (including, without limitation, any Applicable Law, internal or posted policy or agreement relating to privacy, data security and personal information), except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.13 Litigation. There is no action, suit, arbitration, charge, investigation or proceeding (collectively, “Action”) pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their securities, rights, assets or properties (including “cease and desist” letters or invitations to take a patent license), before (or, in the case of threatened Actions, which would be before) or by any Governmental Authority or self-regulatory organization, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material judgments, rulings, orders, decrees, writs or injunctions outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

Section 4.14 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own and have good and valid title to, or valid leasehold interests in, all property and assets (other than Intellectual Property Rights) reflected on the Company Balance Sheet, or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, sufficient to conduct the respective businesses of the Company and its Subsidiaries as currently conducted, subject to no Liens other than Permitted Liens, assuming the timely discharge of all obligations owing under or related to the owned or leased property. All leases under which the Company or any of its Subsidiaries lease any material real or personal property (other than Intellectual Property Rights) are valid and binding against the Company or any of its Subsidiaries as a party thereto and, to the Company’s knowledge, the counterparties thereto, in accordance with their respective terms (except to the extent that enforcement of the rights and remedies under such leases are subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has any fee ownership in any real property.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule lists (i) all registered Trademarks, and all pending applications for Trademarks; (ii) all Domain Names; (iii) issued Patents and any applications for Patents; and (iv) registered Copyrights or any applications for Copyrights, in each case, owned by either the Company or any of its Subsidiaries (collectively, together with all other Intellectual Property Rights owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property Rights”).

(b) Patents.

(i) The Company and/or its Subsidiaries have one pending application for a Patent.

(ii) All of the issued Patents and pending applications for Patents of the Company and each of its Subsidiaries are currently in compliance with all filing and fee requirements of the applicable registration office.

(iii) No Patent of either the Company or any of its Subsidiaries has been or is now involved in any infringement, interference, reissue or reexamination proceeding and to the knowledge of the Company, no such action is threatened with respect to any of the Patents of the Company or any of its Subsidiaries.

(iv) No product manufactured or sold by the Company or any of its Subsidiaries, nor any Patent of the Company or any of its Subsidiaries is alleged to infringe any patent or product of any Person, and to the knowledge of the Company, no Patent of, or product manufactured or sold by, the Company or any of its Subsidiaries is infringed.

(c) Trademarks. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) All material registered Trademarks, and pending applications for material Trademarks with the United States Patent and Trademark Office (“PTO”) or any other country’s trademark office, of the Company and each of its Subsidiaries are currently in compliance with all filing and fee requirements of the applicable registration office.

(ii) No material Trademark of the Company or any of its Subsidiaries is currently involved in any opposition, infringement, dilution, unfair competition, cancellation or other proceeding and to the knowledge of the Company, no such action is currently threatened with respect to any of the material Trademarks of the Company or any of its Subsidiaries.

(iii) No material Trademark of the Company or any of its Subsidiaries is currently alleged to infringe, misappropriate or otherwise violate any trade name, trademark, service mark or other right of any other Person, and to the knowledge of the Company, no material Trademark of the Company or any of its Subsidiaries is currently infringed, misappropriated or otherwise violated.

(d) Copyrights. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) No material Copyright of the Company or any of its Subsidiaries has been is currently the subject of any infringement or other proceeding and to the knowledge of the Company no such action is currently threatened with respect to any material Copyright of the Company or any of its Subsidiaries.

(ii) No material Copyright of the Company or any of its Subsidiaries is currently alleged to infringe, misappropriate or otherwise violate any copyright of any other Person, and to the knowledge of the Company, no material Copyright of the Company or any of its Subsidiaries is currently infringed, misappropriated or violated.

(e) Domain Names. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) All material registered Domain Names of the Company and each of its Subsidiaries are currently in compliance with filing and fee requirements of the applicable registry.

(ii) No material Domain Name of the Company or any of its Subsidiaries is currently the subject of any dispute resolution, infringement or other proceeding and to the knowledge of the Company, no such action is currently threatened with respect to any material Domain Name of the Company or any of its Subsidiaries.

(iii) No material Domain Name of the Company or any of its Subsidiaries is currently alleged to infringe the trademark or domain name of any other Person, and to the knowledge of the Company, no material Domain Name of the Company or any of its Subsidiaries is or are currently infringed.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not terminate or otherwise prevent the use of any Owned Intellectual Property Rights or any material Licensed Intellectual Property Rights.

(ii) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third person. There is no Action pending against, or to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property Rights are valid and enforceable.

(iii) The Company and its Subsidiaries have taken all commercially reasonable actions to (i) qualify for the applicable “safe harbors” under 17 U.S.C. § 512, (ii) protect their Trade Secrets and confidential information and their ownership of any material Owned Intellectual Property Rights and (iii) protect the security and operation of their facilities, systems, Software, websites and networks (and all information stored therein or transmitted thereby), and with regard to such security, there have been no material breaches or unintended disclosures.

Section 4.16 Taxes.

(a) All material Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such Tax Returns are true and complete in all material respects. No written unresolved claim has been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes that have become due and payable, whether or not shown on any Tax Return, except for such Taxes that are being contested in good faith or for which the Company has established reserves in accordance with GAAP.

(c) The unpaid Taxes of the Company and its Subsidiaries did not as of the Company Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet (and/or in any notes thereto).

(d) Since the Company Balance Sheet Date, the Company has not incurred any Taxes from extraordinary gains or losses outside the ordinary course of business, except in respect of any Excluded Transaction.

(e) Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any material Tax that remains in effect.

(f) There is no Action now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(g) There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable or Taxes being contested in good faith, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(h) (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries) or any other agreement described in clause (iii) of the definition of Tax; (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); and (iii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than a person that is a member of the affiliated group that is comprised of the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law.

(i) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) During the five (5)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) The Company and its Subsidiaries have sufficient federal net operating losses available prior to the Closing to offset any and all regular federal taxable income (but not alternative minimum taxable income) of the Company and its Subsidiaries arising in connection with the sale of the Company’s “FrontLine” business.

For the avoidance of doubt, the representations and warranties made in this Section 4.16 and Section 4.11(e) and Section 4.18 with respect to Taxes are the only representations and warranties made by the Company and its Subsidiaries with respect to matters relating to Taxes under this Agreement.

(m) “Tax” means (i) any gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, or other like assessment together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any Tax of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnity agreement. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all, and has not violated any, Environmental Laws and to the knowledge of the Company, there is no event, condition or development that will materially interfere with, or add material cost to, maintaining compliance with all applicable Environmental Laws in the future;

(iii) the Company and its Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such Environmental Permits and to the knowledge of the Company there are no Actions (including governmental investigations or inquiries) pending or threatened, to revoke, suspend, cancel, terminate, or adversely modify any Environmental Permit; (iv) to the knowledge of the Company the execution of this Agreement and the consummation of the transactions contemplated hereby do not require any submission to, or any consent or approval of, any Governmental Authority under or relating to any Environmental Law; (v) neither the Company nor any of its Subsidiaries has contractually assumed or provided indemnity against any liability of any other person or entity relating to any Environmental Laws; (vi) Hazardous Substances are not present at and have not been disposed of, arranged to be disposed of, transported, released or threatened to be released at or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of, or in a condition or a manner or to a location that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under or relating to, any Environmental Law; and (vii) there are no liabilities or obligations of the Company or any Subsidiary (or any of their respective predecessors) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

Section 4.18 Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), (iii) Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan (written or oral), and (iv) any other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future), in all cases in clauses (i) through (iv) above under which any current employee of the Company or any Subsidiary, or any individual independent contractor of the Company or any of its Subsidiaries (other than Alloy Entertainment LLC) who has been paid more than $150,000 in the past fiscal year or any individual independent contractor of Alloy Entertainment LLC who has been paid more than $500,000 in the past fiscal year in the ordinary course of its business, has any present or future right to benefits and which is maintained, administered, sponsored or contributed to by the Company or any Subsidiary, or with respect to which the Company or any of its Subsidiaries has any liability, in each case, as in effect as of the date hereof. Such plans are referred to collectively herein as the “Employee Plans.”

(b) With respect to each Employee Plan, to the extent applicable, the Company has furnished or made available to Parent (i) the plan, (ii) the trust agreement, (iii) the summary plan description, (iv) the most recent annual report on Form 5500 and (v) the most recent determination letter.

(c) Neither the Company nor any of its Subsidiaries maintains, contributes or has any liability, whether contingent or otherwise, or has within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Employee Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) subject to Sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan,” (as defined in Section 3(37) of ERISA); or (v) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code. All references to “the Company” in this Section 4.18(c) shall refer to the Company, any Subsidiary, and any employer that would be considered a single employer with the Company or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Code.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service (“IRS”), and the Company is not aware of any reason why any such determination letter would be likely to be revoked or not be reissued. Each Employee Plan has been established and administered in all material respects in accordance with its terms and in compliance with the requirements of the Code, ERISA and other Applicable Law, and with respect to each Employee Plan (i) all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the United States Department of Labor (“DOL”) or any other Governmental Authority, or to the participants or beneficiaries of such Employee Plan have been filed or furnished on a timely basis, (ii) other than routine claims for benefits, no Liens or lawsuits by any person or Governmental Authority have been filed against any Employee Plan or the Company or, to the knowledge of the Company, against any other person or party and, to the knowledge of the Company, no such Liens, lawsuits or complaints are contemplated or threatened; (iii) no individual who has performed services for the Company or any Subsidiary has been improperly excluded from participation in any Employee Plan and (iv) there are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2008-50) or similar proceedings pending with the IRS or DOL.

(e) Except as provided herein, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting of any compensation or benefits, (iii) trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, or directors of the Company or its Subsidiaries, or for any individual independent contractor of the Company or any of its Subsidiaries, in each case, who has been paid more than $150,000 in the past fiscal year, except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended January 31, 2010.

(h) All contributions due under each Employee Plan have been paid when due or properly accrued on the Company’s consolidated financial statements.

(i) Each Employee Plan is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder, and the Company and its Subsidiaries have complied in all material respects with Section 409A of the Code, including all guidance from the IRS, with respect to any interest granted or awarded pursuant to an Employee Plan, and no person has a legally binding right to an amount under any such plan, which, to the knowledge of the Company would subject such person to Taxes imposed by Section 409A of the Code.

Section 4.19 Labor.

(a) Neither the Company nor any of its Subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company or any of its Subsidiaries, and no employee of the Company or any of its Subsidiaries is covered by any such contracts or agreements. Since January 31, 2007, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries by employees. Section 4.19(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose current annual base salary exceeds $150,000, along with the position and the annual base salary for each such person.

(b) To the knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent and, to the knowledge of the Company, no such charges or complaints are threatened and neither the Company nor any of its Subsidiaries has committed any unfair labor practice, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent, (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement,

(iv) liabilities or obligations under the Worker Adjustment and Retraining Notification Act or any similar state or local law incurred by the Company or any of its Subsidiaries within the last six months which remain unsatisfied, or (v) direct or indirect material liabilities incurred by the Company or any of its Subsidiaries, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, in each such case contemplated by clauses (i) through (v) except as would not, or would not reasonably be expected to, result in a material liability to the Company and its Subsidiaries.

Section 4.20 Material Contracts.

(a) For the purposes of this Agreement, a “Material Contract” shall mean, with respect to the Company or any of its Subsidiaries, any agreement, contract, license, commitment or other binding arrangement to which the Company or any of its Subsidiaries is a party to or bound by as of the date hereof:

(i) any lease of real or personal property (other than Intellectual Property) providing for annual rental payments of $100,000 or more;

(ii) any contract, agreement or commitment containing any covenant materially limiting the right of the Company or any its Subsidiaries to engage in any line of business or compete with any person in any line of business or in any geographic area (other than any of the foregoing relating to exclusivity arrangements described in Section 4.20(a)(iii),

(iii) any contract, agreement or commitment granting any exclusive rights to make, sell or distribute the Company’s or any of its Subsidiaries’ products and services, other than any such contract, agreement or commitment entered into in the ordinary course of business consistent with past practice which provides for payments in any year of less than $500,000, or less than $1,000,000 solely in the case of Alloy Entertainment LLC (in each case, as of or subsequent to the date hereof, and other than amounts constituting pass-through revenue or expenses paid by clients);

(iv) any contract, agreement or commitment that would obligate the Company or any of its Subsidiaries to file a registration statement under the 1933 Act, which filing has not yet been made;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money, extension of credit, surety bonds or guarantees of indebtedness other than (A) accounts receivables and payables, (B) loans to or from direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business and (C) Company guarantees of Subsidiary performance and payment obligations under agreements with third parties;

(vi) any contract, agreement or commitment that involves any material joint venture, partnership or similar arrangement;

(vii) any contract, agreement or commitment entered into since January 31, 2007 that involves acquisitions or dispositions of (A) a material amount of assets or (B) directly or indirectly (by merger or otherwise), capital stock or other voting securities or equity interests of another Person or the Company or any of its Subsidiaries, including but not limited to any contract, agreement or commitment that involves continuing, earn-out or other contingent obligations of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole or is not yet consummated;

(viii) any agreement that relates to a settlement of any material Action, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and which do not exceed $100,000 as to any such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which neither the Company nor any of its Subsidiaries has any continuing material obligations, liabilities or rights (excluding releases);

(ix) any contract, agreement or commitment for advertising or the provision of advertising-related services requiring the provision of services as of or subsequent to the date hereof, to the extent that annual Company revenues thereunder are in excess of $500,000 (other than amounts constituting pass-through revenue or expenses paid by clients), other than any such contract, agreement or commitment relating to an Excluded Transaction;

(x) any employment, consulting, severance, change in control, termination agreement or other contract with (x) any member of the Company’s Board of Directors, (y) any executive officer of the Company or (z) any employee of the Company or its Subsidiaries whose current annual base salary exceeds $150,000 or any individual independent contractor of the Company or any of its Subsidiaries who has been paid more than $150,000 in the past fiscal year, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

(xi) any contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any such Subsidiary (other than the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other organizational document(s) as in effect on the date hereof);

(xii) any contract, agreement or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend (or are expected to spend), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year (other than amounts spent on behalf of clients for which the Company expects reimbursement) after the date hereof, other than any such contract, agreement or commitment entered into in the ordinary course of business consistent with past practice; and

(xiii) any Company Scheduled Contract and any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) with respect to the Company or any of its Subsidiaries to the extent such “material contract” is not a Company Scheduled Contract.

(b) Section 4.20(b) of the Company Disclosure Schedule lists all Material Contracts other than Company Scheduled Contracts.

(c) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid and binding and in full force and effect upon the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, enforceable against such parties in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law), and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any other party to a Material Contract, has or is alleged to have violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract, in each case except as would not, or would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received notice in writing that any party to a Material Contract which is currently doing business with the Company or any of its Subsidiaries intends to terminate, limit or restrict its relationship with the Company or any of its Subsidiaries. The Company has made available to Parent a complete and accurate copy of each Material Contract, other than the Company Scheduled Contracts.

(d) Neither the Company nor any of its Subsidiaries has entered into any transaction, agreement, arrangement or understanding with any Affiliate (including any director or officer) of the Company or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K under the 1933 Act and which transaction, agreement, arrangement or has not been so disclosed.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1933 Act)), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

Section 4.21 Stockholder Rights Agreement; State Takeover Statutes.

(a) The Company has taken all action necessary (a) to render the Stockholder Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby or thereby, (b) to ensure that (i) neither Parent, Merger Subsidiary or any of its Affiliates will become an “Acquiring Person” (as such term is defined in the Stockholder Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (as such terms are defined in the Stockholder Rights Agreement) shall occur, in each case, by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (c) to cause the Stockholder Rights Agreement to terminate at the Effective Time.

(b) Assuming the accuracy of the representations set forth in Section 5.10, the Company has taken all action necessary, including, without limitation, the adoption of any necessary resolutions of the Board of Directors of the Company, so that the restrictions on “business combinations” otherwise applicable under Section 203 of Delaware Law do not apply to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under an Applicable Law apply to this Agreement or any of the transactions contemplated hereby.

Section 4.22 Finders’ Fees. Except for Macquarie Capital (USA) Inc., whose fees shall be paid by the Company, there is no agent, financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, investment banking, financial advisor’s or other similar fee or commission in connection with the Merger contemplated by this Agreement.

Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of Macquarie Capital (USA) Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to the Company’s stockholders (other than such holders party to the Rollover Commitment Letters) from a financial point of view. The Company shall deliver an executed copy of such opinion to Parent promptly following receipt of such opinion in written form.

Section 4.24 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (ii) all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other insurance held by or on behalf of the Company or its Subsidiaries (collectively, the “Company Insurance Policies”) are (a) except for policies that have expired under their terms, in full force and effect, and (b) to the knowledge of the Company, valid and enforceable in accordance with their terms, (iii) neither the Company nor any of its Subsidiaries is in breach or default with respect to any provision contained in any such policy or binder, and (iv) neither the Company nor any of its Subsidiaries has (a) received notice of actual or threatened modification or termination of any Company Insurance Policy, or (b) received notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.

Section 4.25 No Other Information. The Company acknowledges that neither the Parent, the Merger Subsidiary nor any of their Affiliates or Representatives make any representations or warranties as to any matter whatsoever except as expressly set forth in Article 5 of this Agreement. The representations and warranties set forth in Article 5 of this Agreement are made solely by Parent and Merger Subsidiary, and the Company will have no recourse against any Representative of Parent or the Merger Subsidiary including any former, current or future general or limited partner, member, officer, employee or stockholder of Parent or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, except as may be expressly set forth in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company that the statements made in this Article 5 are true and correct, except as set forth in the corresponding section of the disclosure schedule delivered by the Parent and Merger Subsidiary to the Company and dated the date of this Agreement (the “Parent Disclosure Schedule”):

Section 5.01 Corporate Existence and Power.

(a) Parent is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets its purports to own and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Where applicable as a legal concept, Parent is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets its purports to own and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Where applicable as a legal concept, Merger

Subsidiary is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company or corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with the pre-merger notification requirements under the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Ownership of Company Stock. As of the date hereof, Parent owns no shares of Company Stock.

Section 5.06 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement (including any amendment or supplement) to be sent to stockholders of the Company in connection with the Company Stockholder Meeting or the Schedule 13E-3 (including any amendment or supplement) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting, or, in the case of the Schedule 13E-3 (including any amendment or supplement), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become false or misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 should be discovered by Parent or should occur, Parent shall, promptly after it becomes aware thereof, inform the Company of such fact or event.

Section 5.07 Litigation. As of the date of this Agreement, there is no Action pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08 Parent Financial Capability.

(a) Parent has delivered to the Company true and complete copies of (i) a fully-executed commitment letter, dated as of June 23, 2010, by and among Parent, Bank of America, N.A., Banc of America Securities LLC, RBS Citizens, N.A., and The Private Bank (the “Debt Financing Commitment”), including the term sheets attached thereto, pursuant to which the lenders set forth therein have agreed to lend, subject to the conditions contained therein, the amounts set forth therein (the “Debt Financing”), and (ii) fully-executed Equity Financing Commitments by and between Parent and each of: (i) ZM Capital, L.P. (dated as of June 23, 2010); (ii) Private Equity Direct Partnership II (QP), LP (dated as of June 23, 2010); (iii) Hudson River Co-Investment Fund, L.P. (dated as of June 23, 2010); (iv) NPE Caspian I B, L.P. (dated as of June 23, 2010); and (v) Rosemont Solebury Coinvestment Fund, L.P. and Rosemont Solebury Coinvestment Fund (Offshore), L.P. (dated as of June 23, 2010), true and correct copies of which are set forth on Exhibit C hereto (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Equity Providers (as defined therein) have committed to invest, subject to the conditions contained therein, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, and each for the purposes of consummating the transactions contemplated by this Agreement, the “Financing”).

(b) None of the Financing Commitments has been amended or modified except to the extent permitted by this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect, and as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. As of the date of this Agreement, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and the other parties thereto. All commitment fees and other fees required to be paid pursuant to each of the Financing Commitments have been paid in full or will be duly paid in full when due. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The Financing Commitments set forth the entire agreement of the parties thereto with respect to the Financing. Assuming the accuracy of the representations and warranties set forth in Section 4.05 and Section 4.08, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, if funded, will be sufficient for Parent and the Surviving Corporation to pay the Merger Consideration, the Option Consideration, the Restricted Stock Consideration and all fees and expenses related to the transactions contemplated by this Agreement. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Subsidiary at the Closing as contemplated in the Financing Commitments.

(c) Neither Parent nor Merger Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Financing Commitment inaccurate in any material respect or that would cause the commitments provided in any Financing Commitment to be terminated or ineffective or any of the conditions contained therein not to be met.

(d) The equity investment by the Equity Providers under the Equity Financing Commitment is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Merger set forth in Section 9.01 and Section 9.02.

Section 5.09 Operations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Subsidiary has engaged in any other business activities and/or incurred any liabilities or obligations other than as contemplated by this Agreement.

Section 5.10 Solvency. As of the Effective Time, assuming (a) satisfaction or waiver of the conditions to Parent’s obligations to consummate the Merger as set forth herein and (b) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof (for such purposes, such representations and warranties shall be true and correct in all respects without giving effect to any Company’s knowledge, materiality or Material Adverse Effect qualification or exception), (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.11 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of ZM Capital, L.P. (the “Guarantor”) in the form set forth on Exhibit D hereto (the “Guarantee”). As of the date of this Agreement, the Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

Section 5.12 Agreements with Company Stockholders, Directors or Management. Parent has entered into employment term sheets dated as of the date hereof with those other parties appearing on the signature pages thereto (collectively, the “Employment Term Sheets”). Parent has delivered true and complete copies of the Employment Term Sheets to the Company. As of the date hereof, except for the Employment Term Sheets and the Voting Agreement, neither Parent, Merger Subsidiary nor any of their respective Affiliates is a party to any contract or agreement with any member of the Company’s management, directors or stockholders that relate in any way to this Agreement or the transactions contemplated by this Agreement.

Section 5.13 Access to Information; Disclaimer. Each of Parent and Merger Subsidiary acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained on behalf of the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 4 of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement, as set forth in the Company Disclosure Schedule or as required by Applicable Law, or unless Parent shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 6.01, the Company shall, except in connection with an Excluded Transaction, use its reasonable best efforts to (i) preserve substantially intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as otherwise expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule, effected as part of an Excluded Transaction or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents;

(b) (i) pledge, modify, subdivide, split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly-owned Subsidiaries made in the ordinary course of business and consistent with past practice or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any shares of capital stock of any Subsidiary, other than the repurchase of Company Restricted Shares in order to satisfy certain Tax liabilities associated with the vesting thereof;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, subject to any Lien, any shares of any Company Securities, Company Subsidiary Securities or any other interests, securities or rights convertible or exchangeable into Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) except as provided in Section 2.04 and Section 2.05, amend any term of any Company Security, any Company Subsidiary Security or any other interests, securities or rights convertible or exchangeable into Company Securities or Company Subsidiary Securities;

(d) incur any capital expenditures in excess of $750,000 per month or $2,500,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, other than (i) in each case, in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and for consideration not in excess of $500,000 (other than amounts constituting pass-through revenue or expenses paid by clients in respect of assets and other properties purchased on their behalf) and (ii) any assets or other properties that would constitute a capital expenditure and be subject to the limitations set forth in Section 6.01(d);

(f) sell, lease out, license out, allow to lapse or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, rights, properties, interests or businesses; provided, however, that the foregoing shall not prohibit the Company and its Subsidiaries from (i) selling, leasing out or otherwise transferring obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice or (ii) licensing out Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company, (ii) advances of travel and other out-of-pocket Company-related business expenses to directors, officers and employees in the ordinary course of business consistent with past practice and not in excess of $10,000 outstanding to any one such person at any time, and (iii) advances to employees made against commissions, incentive compensation plans, draws and other similar types of advances in the ordinary course of business consistent with past practice;

(h) create, incur or assume any indebtedness for borrowed money or guarantees thereof;

(i) enter into, renew, fail to renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from (x) entering into, amending, modifying, negotiating, failing to renew and/or renewing in the ordinary course of business consistent with past practice any Material Contracts (other than those about which the Board is informed or for which Board approval is required) providing for payments of less than $1,000,000 annually (other than amounts constituting pass-through revenue or expenses paid by clients) or (y) entering into any client or supplier contracts or agreements in the ordinary course of business consistent with past practice providing for payments (A) in the case of client contracts or agreements, of less than $2,000,000 annually (other than amounts constituting pass-through revenue or expenses paid by clients) and (B) in the case of supplier contracts or agreements, of less than $500,000 annually (other than amounts spent on behalf of clients for which the Company expects reimbursement), regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof;

provided, further, that no such action may be taken pursuant to clauses (x) and (y) in this Section 6.01(i) with respect to any (A) new contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement or (B) non-competition or other agreement that prohibits or otherwise restricts in any material respect, the Company or any of its Subsidiaries or Affiliates from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area), other than any agreement relating to exclusivity arrangements of the type described in Section 4.20(a)(iii));

(j) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose current annual base salary exceeds $150,000 or any individual independent contractor of the Company or any of its Subsidiaries who has been paid more than $150,000 in the past fiscal year, and except to the extent required by Applicable Law, (A) grant any new or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any director, officer or employee or individual independent contractor of the Company or any of its Subsidiaries whose current annual base salary (or payments in the past fiscal year, as applicable) exceeds $150,000, except for increases in the ordinary course of business consistent with past practice for any non-officer employee or individual independent contractor, or (v) hire or terminate any executive officer of the Company or any of its Subsidiaries, except, in the case of (i) to (iv) above, as required as of the date of this Agreement by the terms of any Employee Plan;

(k) make any material change in the Company’s methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act, or Applicable Law;

(l) agree to or otherwise settle, (i) any material Action involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or claim in writing against the Company or any of its officers or directors or (iii) any Action that relates to the transactions contemplated hereby in each case if such settlement would, in any single case, (A) result in damages, fines or other penalties payable to or by the Company or its Subsidiaries in excess of $200,000, (B) result in non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements, injunctive relief, equitable relief, restrictions on the business activities of the Company or any of its Subsidiaries or mandatory or permissive exclusion, (C) involve the issuance of Company Securities or (D) relate to the transactions contemplated by this Agreement;

(m) adopt or implement any stockholder rights plan;

(n) enter into any new line of business unrelated to its current business and material to the Company and its Subsidiaries, taken as a whole; or

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(p) effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(q) grant any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, vendor, reseller or distributor, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(r) open any new facility or office; or

(s) agree to do any of the foregoing.

Section 6.02 Company Stockholder Meeting. Subject to the terms set forth in this Agreement, the Company, acting through its Board of Directors or an authorized committee thereof, shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following the date hereof, for the purpose of voting on the Company Stockholder Approval; provided, however, that the Company may delay, adjourn or postpone the date of the Company Stockholder Meeting (i) if and to the extent necessary to obtain a quorum (either in person or by proxy) of its stockholders to take action at the Company Stockholder Meeting, (ii) if and to the extent the Company determines in good faith that such delay, adjournment or postponement is required by Applicable Law or to comply with any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 or otherwise and/or (iii) the Company determines in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company’s stockholders sufficient time to evaluate any new information or disclosure that the Company has sent them or otherwise made available to Company’s stockholders by issuing a press release, filing materials with the SEC or otherwise. Subject to Section 6.03, the Company, acting through the Board of Directors of the Company or an authorized committee thereof, shall (a) recommend approval and adoption of this Agreement by the Company’s stockholders and include such recommendation in the Proxy Statement and (b) take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Stockholder Approval and shall take all other action reasonably necessary or advisable to obtain the Company Stockholder Approval. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is terminated in accordance with its terms before the meeting is held.

Section 6.03 No Solicitation; Other Offers; Obligation to Terminate Existing Discussions.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage, or which could reasonably be expected to lead to, the submission of any Company Acquisition Proposal, (ii) enter into or participate in any negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Third Party that has expressed an intent to make, or has made, a Company Acquisition Proposal, (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to a Company Acquisition Proposal, (iv) fail to make, or withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or recommend a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iv), an “Adverse Company Recommendation Change”), or (v) resolve or propose to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly through its Representatives or other intermediaries, may (i) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Company Acquisition Proposal that the Board of Directors of the Company or an authorized committee thereof reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a customary confidentiality agreement; provided, however, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party, subject to the right of the Company to withhold information where such disclosure would contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement and (iii) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, in each case referred to in the foregoing subclauses (i) and (ii) only if the Board of Directors of the Company or any authorized committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) or Rule 14D-9 under the 1934 Act with regard to a Company Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; or (y) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose could reasonably be determined to be inconsistent with its fiduciary duties or Applicable Law; provided, however, that the Company, the Company’s Board of Directors or any authorized committee thereof shall not recommend that the stockholders of the Company tender their shares in connection with any tender offer or exchange offer (or otherwise recommend any Company Acquisition Proposal) unless the requirements of this Section 6.03 have been satisfied.

(c) Required Notices. The Board of Directors of the Company and any committee thereof shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any notification to the Company (or any of its Representatives) that would reasonably be expected to result in a Company Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified the Company (or any of its Representatives) that it is considering making, a Company Acquisition Proposal. The Company shall identify the Third Party making, and the terms and conditions of, any such Company Acquisition Proposal, indication or request.

(d) Adverse Company Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company or an authorized committee thereof may at any time prior to the Company Stockholder Approval effect an Adverse Company Recommendation Change if it has complied in all material respects with this Section 6.03 in response (i) to an Intervening Event and/or (ii) to a Superior Proposal, in each case, if the Board of Directors of the Company or an authorized committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that the Company shall (x) have provided prior written notice to Parent, (A) at least four (4) Business Days in advance in the case of an Intervening Event and (B) at least four (4) Business Days in advance in the case of a Superior Proposal of its intention to effect an Adverse Company Recommendation Change and, in the case of a Superior Proposal, such prior written notice shall describe the identity and material terms and conditions of the Superior Proposal that is the basis of such action, including with such notice a copy of the relevant proposed transaction agreements with the Third Party making such Superior Proposal, (y) during the four (4) Business Day period following the Company’s delivery of written notice of the Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and Merger Subsidiary in good faith (to the extent that Parent and Merger Subsidiary desire to negotiate) to make such modification or adjustments in the terms and conditions of this Agreement so the Superior Proposal ceases to constitute a Superior Proposal and (z) following the end of such four (4) Business Day period, the Company’s Board of Directors or an authorized committee thereof shall have determined in good faith, taking into account any changes to the terms of this

Agreement proposed in writing by the Parent to the Company in response to the notice of the Superior Proposal or otherwise, that the Superior Proposal giving rise to such notice of the Superior Proposal continues to constitute a Superior Proposal. The Company will advise Parent promptly (but in no event later than one (1) Business Day) after any amendment to the financial terms or any other material amendment to such Superior Proposal.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company or an authorized committee thereof determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including any break-up fees, expense reimbursement provisions, certainty of completion and conditions to consummation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any written proposal by Parent to amend the terms of this Agreement).

Section 6.04 Access to Information.

(a) From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement (as defined below), the Company shall (i) upon request to the Company, give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party at all reasonable times, (ii) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request in writing and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.04 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) Each of Parent and Merger Subsidiary will hold and treat and will cause its officers, employees, auditors and other authorized Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement in accordance with the Mutual Non-Disclosure Agreement, dated December 30, 2009, by and between the Company and ZM Capital Management, L.L.C. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.05 Tax Matters.

(a) From the date hereof until the Effective Time, except as set forth in Section 6.05 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, adopt or change any material method of tax accounting, settle or compromise any material Tax claim, audit or assessment, agree to any extension or waiver of the statute of limitations with respect to any material assessment or determination of Taxes, agree to any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting, and shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02 Director and Officer Liability. Without limiting any additional rights that any Person may have under any agreement or Company Plan, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses (provided, however, that the person to whom expenses are advanced provides an undertaking to repay all such advances to the extent that it is determined by a court of competent jurisdiction that such Indemnified Person (as defined below) is not entitled to be indemnified hereunder) to, the current and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or indemnification agreements with directors of the Company in effect on the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by and remain obligations of the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Parent shall, or shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries (including, without limitation, those individuals listed on Exhibit E hereto) by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that Parent shall give the Company a reasonable opportunity to participate in the selection of such tail policy and Parent shall give reasonable and good faith consideration to any comments made by the Company with respect thereto. If Parent or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof, in each case, with such modifications as may be necessary to include coverage with respect to any matter claimed against each individual listed on Exhibit E hereto, in his or her capacity as a former director of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount has been made available to Parent; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 7.02. The rights of this Section 7.02 are intended to be for the benefit of the Third Parties referenced in this Section 7.02 and their respective heirs and legal representatives.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.02 is not prior to, or in substitution for, any such claims under any such policies. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and shall not be terminated or modified in a manner as to adversely affect any Indemnified Person to whom this Section 7.02 applies without the consent of such affected Indemnified Party.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.02.

Section 7.03 Employee Matters.

(a) Following the Effective Time, Parent will give each employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates (each, a “Continuing Employee,” and collectively, the “Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Parent Employee Plan (as defined below), (b) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by

Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each material severance plan, arrangement or policy and each other plan or arrangement providing for bonuses, profit-sharing or other material forms of incentive compensation, vacation benefits, defined contribution retirement benefits, health or medical benefits, employee assistance program, disability or sick leave benefits and supplemental unemployment benefits.

(b) During the one (1) year period following the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such one (1) year period, compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect immediately prior to the Effective Time.

(c) Nothing in this Section 7.03 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (iii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

Section 7.04 Equity Financing Commitment.

(a) Parent and Merger Subsidiary acknowledge that they have committed to provide, subject to the Equity Financing Commitment, the Equity Financing, including (i) maintaining in effect the Equity Financing Commitment, (ii) ensuring the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Equity Financing Commitment, (iii) complying with all covenants and agreements of Parent or Merger Subsidiary set forth in the Equity Financing Commitment, (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Equity Financing Commitment that are within their control, (v) upon satisfaction of such conditions and other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Financing Commitment at or prior to the Closing (and in any event prior to the Outside Date) and (vi) fully enforcing the obligations of the Equity Providers and their investment affiliates (and the rights of Parent and Merger Subsidiary) under the Equity Financing Commitment.

(b) Neither Parent nor Merger Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitment without the prior written consent of the Company. Each of Parent and Merger Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Financing Commitment expires or is terminated for any reason (or if any person attempts or purports to terminate the Equity Financing Commitment, whether or not such attempted or purported termination is valid), (ii) the Equity Providers refuse to provide or express an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Financing Commitment or (iii) for any reason, Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitment.

(c) Parent and Merger Subsidiary each acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) causing the conditions to the Merger set forth in Article 9 to be satisfied, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Merger and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, subject to Section 6.03. Parent and the Company shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.

Section 8.02 Regulatory Filings.

(a) Each of Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in advance any communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S. or foreign Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party or its Representatives the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.02(a) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding antitrust Applicable Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective outside counsel regarding antitrust Applicable Law to comply with this Section 8.02(a). Notwithstanding anything to the contrary in this Section 8.02(a), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under any antitrust Applicable Law, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, but in any event within fifteen (15) Business Days of the date of this Agreement, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, including by requesting early termination of the waiting period provided for in the HSR Act.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 8.02(a) and Section 8.02(b), if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust Applicable Laws or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Subsidiary and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

Section 8.03 Proxy Statement and Other Required Company Filings. As soon as practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting, and the Company and Parent shall, as soon as reasonably practicable following the date of this Agreement jointly prepare and file with the SEC the Schedule 13E-3. Parent and Merger Subsidiary shall furnish all information concerning Parent and Merger Subsidiary (and their respective Affiliates, if applicable) as is required to be included in the Proxy Statement, or that is customarily included in such Proxy Statement in connection with the preparation and filing with the SEC of the Proxy Statement, and Parent, Sub and the Company shall cooperate in the preparation of the Schedule 13E-3. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Neither the Company nor any of its Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case without providing Parent and Merger Subsidiary a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy Statement comments reasonably proposed by Parent or Merger Subsidiary. Unless this Agreement is earlier terminated pursuant to Article 10, the Company shall (i) advise Parent and Merger Subsidiary promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement or the Schedule 13E-3 or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) provide Parent and Merger Subsidiary with copies of all correspondence with its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 any other filing required under Applicable Law. The Company and Parent shall cooperate and provide each other with a reasonable opportunity to review and comment on the Schedule 13E-3 and responses relating thereto and shall consider in good faith comments reasonably proposed by the other party. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Subsidiary, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Subsidiary which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement, the Schedule 13E-3, or any other filing required under Applicable Law, as applicable, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement, the Schedule 13E-3 or the applicable filing required under Applicable Law describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the Company’s stockholders. Unless the Company Board has effected an Adverse Company Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any other filing required under Applicable Law.

Section 8.04 Public Announcements. Except as may be required by Applicable Law or stock market regulations:

(a) The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent; and

(b) No other public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed);

provided, however, in each case, that if such release or announcement is required by Applicable Law or stock market regulations, the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, further, that the restrictions set forth in this Section 8.04 shall not apply to any release, announcement or disclosure made or proposed to be made following an Adverse Company Recommendation Change.

Section 8.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any material inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof; and

(e) any failure of that party to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.07 Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the 1934 Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 8.08 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of The NASDAQ Stock Market to enable the de-listing by the Surviving Corporation of the Company Stock from The NASDAQ Stock Market and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 8.09 Debt Financing Commitment.

(a) Parent and Merger Subsidiary shall use their respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment (or terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole (including with respect to the conditionality thereof)) (provided, that, Parent and Merger Subsidiary may replace or amend the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent and Merger Subsidiary to timely consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including by using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment and negotiate a definitive agreement (collectively, the “Debt Financing Agreement”) with respect to the Debt Financing Commitment on the terms and conditions set forth in the Debt Financing Commitment (or on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in the Debt Financing Commitment), (ii) ensure the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iii) comply with all covenants and agreements of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iv) satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement that are within their control and (v) upon satisfaction of such conditions and the other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), to consummate the Debt Financing at or prior to the Closing (and in any event prior to the Outside Date). In the event that all conditions in the Debt Financing Commitment (other than the availability of funding of any of the financing contemplated under the Equity Financing Commitment) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Subsidiary shall use its reasonable best efforts to cause the lenders party to the Debt Financing Commitment to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Financing Commitment. Parent will furnish to the Company correct and complete copies of any Debt Financing Agreement or any Alternative Debt Financing Commitment (as defined below) and, in each case, ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements; provided, however, that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b) Parent shall keep the Company reasonably informed with respect to all material activity concerning the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, each of Parent and Merger Subsidiary agrees to notify the Company promptly, and in any event within three (3) Business Days, if at any time prior to the Closing Date (i) a Debt Financing Commitment expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Financing Commitment, whether or not such attempted or purported termination is valid), (ii) a lender refuses to provide all or any portion of the Debt Financing contemplated by a Debt Financing Commitment on the terms set forth therein, or (iii) for any reason Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Financing Commitments. Neither Parent nor Merger Subsidiary shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Neither Parent nor Merger Subsidiary shall amend or alter, or agree to amend or alter, a Debt Financing Commitment in any manner that would materially impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Financing Commitment or Debt Financing Agreement, each of Parent and Merger Subsidiary shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources in an amount sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Restricted Stock Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (“Alternative Debt Financing”) and to obtain a new financing commitment letter (the “Alternative Debt Financing Commitment”) and a new definitive agreement with respect thereto (the “Alternative Debt Financing Agreement”) that provides for financing on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Restricted Stock Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement.

(d) Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and other Representatives, including legal and accounting advisors to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing, including (i) assisting with the preparation for, and participating in, customary meetings, presentations and due diligence sessions, (ii) assisting with the preparation of bank information memoranda (including the delivery of one or more customary representation letters), private placement memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters) and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions as reasonably requested by Parent, (v) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s inventory, properties, current assets, cash management and accounting systems, policies and procedures relating thereto, and to assist the prospective lenders with field audits and collateral and asset examinations, in each case for the purpose of establishing collateral eligibility and values and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (vi) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation, including the entering into of one or more credit agreements or other instruments on terms satisfactory to Parent in connection with the Debt Financing immediately prior to, and conditioned upon the occurrence of, the Effective Time to the extent the direct borrowing or debt incurrence by the Company is contemplated in the Debt Financing Commitment; provided, however, that (A) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the ongoing business or operations of the Company or its Subsidiaries and (B) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Financing Commitment prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. All non-public or otherwise confidential information regarding the Company obtained by Parent or Merger Subsidiary or any of their respective Representatives pursuant to this Section 8.09(d) shall be kept confidential in accordance with the Confidentiality Agreement. Parent and Merger Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (other than to the extent that such losses arise from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

(e) The Company shall deliver to Parent a certificate executed by the chief financial officer of the Company setting forth Consolidated EBITDA (as defined in Section 8.09(e) of the

Company Disclosure Schedule) for the month ended June 30, 2010 and each month thereafter, together with supporting calculations in reasonable detail, by twenty (20) days following the end of each such month.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Subsidiary to consummate the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) the Company Stockholder Approval in accordance with Applicable Laws and rules and policies of The NASDAQ Stock Market shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued, enacted, promulgated, enforced or entered any order, executive order, stay, decree, judgment, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

(c) no Applicable Law shall have been adopted that makes consummation of the Merger or the other transactions contemplated by this Agreement illegal or otherwise prohibited;

(d) other than the filing of the certificate of merger, all authorization, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger or the consummation of the other transactions contemplated by this Agreement, the failure of which would reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect;

(e) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(f) no order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following further conditions, any of which may be waived, in writing, in whole or in part, exclusively by Parent or Merger Subsidiary:

(a) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company (i) with respect to the matters set forth in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.21, Section 4.22 and Section 4.23 shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (ii) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein, other than the representation in Section 4.11(a)) shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (ii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Consolidated EBITDA. Consolidated EBITDA (as defined in Section 8.09(e) of the Company Disclosure Schedule) for the four (4) fiscal quarter period ended at least 45 days prior to the Closing Date shall not be less than $9,900,000.

(d) Cash and Cash Equivalents. On the Closing Date, the Company shall have cash and cash equivalents (as would be set forth on the Company’s consolidated balance sheet if prepared as of the Closing Date) in an amount not less than that the greater of (i) $61.00 million and (ii) the amount resulting from the formula set forth in Section 9.02(d) of the Company Disclosure Schedule.

(e) Debt Financing. The Parent shall have received the maximum proceeds from the Debt Financing contemplated by the Debt Financing Commitment, subject to the maximum leverage ratio set forth therein.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Section 9.02(a) through Section 9.02(d) and Section 9.02(f).

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following further conditions, any of which may be waived, in writing, in whole or in part, exclusively by the Company:

(a) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except where the failure or failures of any such representations and warranties to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer, chief financial officer or other duly authorized officer of Parent, certifying to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

Section 9.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Subsidiary may rely on the failure of any condition set forth in Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 7.04 and Section 8.09.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company’s stockholders):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 15, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Effective Time to occur by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such injunction; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the principal cause of, or resulted directly in, such action; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)	by Parent, if:

(i) (v) an Adverse Company Recommendation Change shall have occurred or if the Company’s Board of Directors or an authorized committee thereof resolves to effect an Adverse Company Recommendation Change; (w) if the Company’s Board of Directors or any committee thereof shall have failed to recommend the Company Stockholder Approval in the Proxy Statement or shall have withheld, withdrawn, amended or modified its recommendation of the Company Stockholder Approval in a manner adverse to Parent; (x) a tender offer or exchange offer for outstanding shares of Company Stock shall have been commenced (other than by Parent or its Affiliates) and the Company’s Board of Directors or any committee thereof recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer or, within ten (10) Business Days after the public announcement of such tender offer or exchange offer or, if earlier, prior to the date of the Company Stockholder Meeting, the Company’s Board of Directors or a committee thereof fails to recommend against acceptance of such offer and reaffirm the recommendation of the Company Stockholder Approval; (y) the Company enters into an agreement to effect a Company Acquisition Proposal; or (z) the Company or the Company’s Board of Directors or any committee thereof shall have publicly announced its intention to do any of the foregoing; or

(ii) if there shall have been a material breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.02(a) and which breach has not been cured within thirty (30) days following receipt of notice thereof to the Company or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(d)	by the Company, if:

(i) an Adverse Company Recommendation Change shall have occurred; or

(ii) if there shall have been a material breach by Parent or Merger Subsidiary of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Subsidiary, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.03(a) and which breach has not been cured within thirty (30) days following receipt of notice thereof to Parent or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, however, that, if such termination shall result from the willful and material (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Section 6.04(b), Section 11.01, Section 11.04, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.11, and Section 11.12 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Alloy Media Holdings, L.L.C.

c/o ZM Capital Management, L.L.C.

19 West 44th Street, 18th Floor

New York, NY 10036

Attn: Andrew Vogel

Facsimile No.: (212) 223 1384

E-mail: andrew@zelnickmedia.com

with a copy to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars – 29th Floor

Los Angeles, California 90067

Attention: Daniel Clivner

Facsimile No.: (310) 407-7502

E-mail: dclivner@stblaw.com

if to the Company, to:

Alloy, Inc.

151 W. 26th Street, 11th Floor

New York, New York 10001

Attention: Gina Digioia

Facsimile No.: (212) 244-4311

E-mail: ginad@alloy.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Richard H. Gilden

Facsimile No.: (212) 715-8085

E-mail: rgilden@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article 11.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. No party shall be obligated to incur, expend or pay any person more than $5,000 in connection with undertaking commercially reasonable efforts for purposes of Section 2.05 of this Agreement.

(b) Termination Fees and Company Acquisition Proposal Expense Reimbursement. In recognition of the efforts, expenses and other opportunities foregone by each of the Company and Parent while structuring and pursuing the transactions contemplated by this Agreement:

(i) The Company agrees to pay a fee (the “Company Termination Fee”) to Parent’s designees in the amount of $3,900,000 if (A) Parent terminates this Agreement pursuant to Section 10.01(c)(i) or (B) the Company terminates this Agreement pursuant to Section 10.01(d)(i).

(ii) The Company agrees to pay Parent up to $2,500,000 as reimbursement (the “Company Acquisition Proposal Expense Reimbursement”) for expenses actually incurred by Parent or its Affiliates relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants, financial advisors and financing sources), in the event that (x) the Company or Parent terminates this Agreement pursuant to (A) Section 10.01(b)(i) (but solely if the Company Stockholder Approval shall not have been obtained prior to such termination), (B) Section 10.01(b)(iii) or (C) Section 10.01(c)(ii) and (y) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i) or Section 10.01(c)(ii)) or the Company Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed and not withdrawn, or otherwise publicly known (provided, however, that for purposes of this clause (ii), each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50%”); provided, however, that in the event that within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Acquisition Proposal or a Company Acquisition Proposal shall have been consummated (regardless of whether such Company Acquisition Proposal is made before or after termination of this Agreement or is the same Company Acquisition Proposal referred to in clause (y) above), then the Company agrees to pay to Parent the Company Termination Fee, provided, further, that the amount of the Company Termination Fee payable pursuant to this Section 11.04(b)(ii) shall be reduced by any amount paid by the Company to Parent in respect of the Company Acquisition Proposal Expense Reimbursement pursuant to this Section 11.04(b)(ii);

provided, however, that no Company Acquisition Proposal Expense Reimbursement or Company Termination Fee shall be payable by the Company pursuant to clause (i) or (ii) above if at the time of such termination Parent or Merger Subsidiary is in material breach of its or their obligations under this Agreement.

(iii) Parent agrees to pay a fee (the “Parent Termination Fee”) to the Company in the amount of $5,800,000 if:

(A)	the Company or Parent terminates this Agreement pursuant to Section 10.01(b)(i) and: (i) all of the conditions to Closing set forth in Section 9.01 and Section 9.02 (other than (x) the condition set forth in Section 9.02(e) and (y) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (y), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination; and (ii) all conditions have been satisfied under the Debt Financing and full proceeds of the Debt Financing (subject to the maximum leverage ratio set forth in the Debt Financing Commitment) would be available to be drawn down by Parent if Parent funded the Equity Commitment at Closing;

(B)	the Company terminates this Agreement pursuant to Section 10.01(d)(ii);

provided, however, that no Parent Termination Fee shall be payable by Parent pursuant to this clause (iii) if at the time of such termination the Company is in material breach of its or their obligations under this Agreement.

(c) Payment.

(i) The payment of the Company Acquisition Proposal Expense Reimbursement shall be paid by wire transfer of immediately available funds within ten (10) Business Days of the event giving rise to the payment of the Company Acquisition Proposal Expense Reimbursement pursuant to Section 11.04(b)(ii).

(ii) The payment of the Company Termination Fee shall be made by wire transfer of immediately available funds by the Company within two (2) Business Days following the termination of this Agreement in the case of Section 11.04(b)(i)(A) and within two (2) Business Days of the event giving rise to the payment of the Company Termination Fee in the case of Section 11.04(b)(ii), but shall be due simultaneously with such termination if pursuant to Section 11.04(b)(i)(B). For the avoidance of doubt, any payment to be made by the Company under Section 11.04(b) shall be payable only once to the Parent’s designees with respect to Section 11.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof or on more occasion pursuant to the same subsection of this Section 11.04.

(iii) The payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds by Parent to the Company within two (2) Business Days following the termination of this Agreement in the case of a termination by the Company and concurrently with such termination in the case of a termination by Parent.

(d) Other Costs and Expenses. Each party hereto acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this

Agreement. Accordingly, if a party fails promptly to pay any amount due pursuant to this Section 11.04 when due, such party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Exclusive Remedy. The parties acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Except as provided in Section 11.04(b) and Section 11.04(d), respectively, the payments required to be made by the Company or Parent, as applicable, pursuant to Section 11.04(b) shall not be in lieu of liability for damages incurred in the event of a breach of this agreement, but otherwise shall constitute the sole and exclusive remedy of Company or Parent, as applicable, in connection with any termination of this Agreement.

(f) No-Vote Expense Reimbursement. In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the transactions contemplated by this Agreement, the Company agrees to pay the Parent up to $2,500,000 as reimbursement (the “No-Vote Expense Reimbursement”) for expenses actually incurred by Parent or its Affiliates relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants, financial advisors and financing sources), in the event of the termination of this Agreement pursuant to Section 10.01(b)(iii), to which the provisions of Section 11.04(b)(ii) do not apply. The expenses payable pursuant to this Section 11.04(f) shall be paid by wire transfer of immediately available funds within ten (10) Business Days following such termination of this Agreement pursuant to Section 10.01(b)(iii). The payment of the No-Vote Expense Reimbursement pursuant to this Section 11.04(f) shall not relieve the Company of any obligation to pay the Company Termination Fee pursuant to Section 11.04(b), provided, however, that the Company Termination Fee shall be reduced by any amount paid by the Company to Parent’s designees pursuant to this Section 11.04(f).

Section 11.05 Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or any Company SEC Document filed after January 31, 2010 and prior to the date hereof shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that is contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of any information in the Company Disclosure Schedule or in any Company SEC Document filed after January 31, 2009, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02 and Section 11.13 (relating to the Company’s actions on behalf of its stockholders), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, however, that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any assignment in violation of the foregoing shall be null and void.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 10.01, Parent and Merger Subsidiary shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Subsidiary or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 11.04.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ALLOY, INC.

By:	/s/ Gina DiGioia
Name:	Gina DiGioia
Title:	Secretary

ALLOY MEDIA HOLDINGS, L.L.C.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

LEXINGTON MERGER SUB INC.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

[Agreement and Plan of Merger Signature Page]